EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Urologix Announces Grant of 180-Day Extension

to Regain Compliance with Minimum Bid Price Requirement

MINNEAPOLIS -- Feb. 16, 2011 -- Urologix, Inc. (Nasdaq: ULGX), the manufacturer and marketer of minimally invasive Cooled ThermoTherapy™ (CTT), the durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH) announced today that it received a letter, dated February 16, 2011, from The Nasdaq Stock Market notifying Urologix that its request had been granted for an additional 180 calendar day cure period, until August 15, 2011, to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2).

The Nasdaq letter states that, pursuant to Listing Rule 5810(c)(3)(A), Urologix is eligible for this additional compliance period because it meets all other Nasdaq Capital Market initial listing criteria set forth in Listing Rule 5505.  Previously, on August 19, 2010, Urologix was notified by Nasdaq that it did not meet the minimum bid price requirement for continued listing and was provided until February 15, 2011 to achieve compliance.

The Company may achieve compliance during the additional 180-day period if the closing bid price of the company's common stock is at least $1.00 per share for a minimum of 10 consecutive business days before August 15, 2011. This notification has no immediate effect on the Company's listing on The Nasdaq Capital Market nor on the trading of the Company's common stock.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696